EXHIBIT 99.5

HUIDONG EXPLORATION UPDATE

Las Vegas, Nevada – December 12, 2006 – Magnus International Resources Inc. ("Magnus") (“the Company”) (NASD OTC-BB: ‘MGNU’) is pleased to provide a progress update at the Company’s Huidong property.

A comprehensive report including diagrams can be accessed by clicking on the “Latest Exploration Update” button in the “Huidong Gold Project” section of the www.magnusresources.com homepage or by going to the following URL, http://www.magnusresources.com/hui_dong_recent_updates.php.

Magnus International Resources, Inc. specializes in identifying, acquiring and developing precious and base metal properties. Magnus’ objective is to develop a balanced global portfolio of early-to-advanced stage projects. Magnus is currently focused on gold projects in China and Africa. Magnus retains a 90 percent interest in two Sino-foreign joint venture exploration projects, Huidong and Mangshi. The Huidong property is on trend with Southwestern Resources’ Boka project.

Through the acquisition of newly-established subsidiary, African Mineral Fields, Magnus is acquiring an exclusive option to acquire 100% interests in four gold projects in Uganda. An update on the fourth quarter progress at the Ugandan projects is expected to be released in the near-term.

Huidong Property

The Huidong property is located approximately 14 kilometres directly north of the Southwestern Resources Boka gold discovery.  Various geological indicators point to Huidong being on trend (in alignment) with the north-south oriented fault system that controls the multi-zone Boka Trend.  Investors are cautioned that mineral deposits on adjacent properties are not necessarily indicative of mineral deposits on Magnus' properties. In July 2005, Southwestern Resources reported a combined indicated and inferred resource at the Boka project of 5.4 million ounces of gold. This significant resource is expected to increase in size and grade as Southwestern continues with expansion and infill drilling. A preliminary assessment and engineering scoping study was completed on the first two zones of the Boka gold system by Hatch Limited, a worldwide engineering firm with extensive experience in China. The study adopted a conservative approach to ore estimation using protocols and procedures in compliance with National Instrument 43-101 reporting in Canada. The Hatch study considers the Boka Project to be one of the significant gold discoveries of recent years.

A highly detailed soil geochemical survey (more than 17,000 samples taken), conducted over the last two years, has identified several significant prospective areas for gold. Preliminary drilling has been conducted in parts of two of the areas – at Dingjiaping and Huidong East.

Drilling Update – Huidong East and Dingjiaping Target Areas

This report details the current progress of drilling at Magnus’ Huidong property. The first-phase drill program at Dingjiaping and Huidong East has been completed. A total of 7 holes have been drilled in Dingjiaping and 5 in Huidong East (Laoshuijing). This drilling is summarized in the table below:

	Meters Drilled	Holes Completed
DINGJIAPING	2931.4	7
HUIDONG EAST	847.08	5
TOTAL	3778.48	12

The locations of holes drilled in Huidong as well as the main geochemical anomalies are shown in Figure 2 of the full report.

Due to the peak in the China field season significant delays in obtaining drilling results from SGS laboratories have occurred.

With the completion of the first pass drill program, the Huidong Project program is now in a period of review prior to deciding on the components of the next phase of the exploration program. This review includes:

-      detailed assessment of the Dingjiaping drilling program
-      detailed assessment of the Huidong East drilling program
-      review and targeting of the significant Huidong South (Laowangshan) geochemical anomaly (including Ganhai)

Dingjiaping Target Area

Drilling at the Dingjiaping target area began on the 25th July, 2006 utilizing a Longyear LF-90 drill rig. A total of 7 holes for 2,931.4 meters were drilled in Dingjiaping. Progress of this drill program was excellent averaging 25 to 30 meters per day for the duration of the program.

Targeting

The drill holes drilled at Dingjiaping are shown on Figures 3 and 4.  Targets are based on careful geologic mapping, proximity to known gold-bearing artisan tunnels, very strong surface soil gold geochemistry in this target area, and high concentrations of gold in rock samples.

The first phase Dingjiaping drilling has been planned to test targets F1 to F6 and Z1 to Z3 – see Figure 3.  These drilling targets are proposed based on geology, soil geochemical anomaly and assay results of rocks exposed on road-cuts and abandoned mining tunnels.

Mineralised structures have been exposed by the tunnels with results including:

Table 1. Gold grade of samples from Tunnel 3

Sample #	Length (m)	Au g/t
XDLD3-10	1.00	1.19
XDLD3-11	1.00	0.97
XDLD3-12	1.00	2.09
XDLD3-13	1.00	1.58
XDLD3-14	1.00	2.24
XDLD3-15	1.00	2.18
XDLD3-16	1.00	2.18
XDLD3-17	1.00	1.82
XDLD3-18	1.00	0.90
XDLD3-19	1.00	0.42
XDLD3-20	1.00	0.73
XDLD3-21	1.00	1.23
XDLD3-22	1.00	0.21
XDLD3-23	1.00	0.00
XDLD3-24	1.00	0.31
XDLD3-25	1.00	0.92
XDLD3-26	1.00	0.40
XDLD3-27	1.00	6.18

Table 2. Gold grade of samples from Tunnel 7

Sample #	Length (m)	Au g/t
XDLD7-13	1.0	1.26
XDLD7-14	1.0	2.44
XDLD7-15	1.0	2.35
XDLD7-16	1.0	3.5
XDLD7-17	1.0	1.18
XDLD7-18	1.0	0.83
XDLD7-19	1.0	2.2
XDLD7-20	1.0	0.66
XDLD7-21	1.0	1.54
XDLD7-22	1.0	0.73
XDLD7-23	1.0	1.13
XDLD7-24	1.0	1.11
XDLD7-25	1.0	3.92
XDLD7-26	1.0	1.68
XDLD7-27	1.0	3.32
XDLD7-28	0.9	2.43

Figure 3 of the full report shows the Dingjiaping Prospect area with mineralized structures and drill hole locations.

Test drilling was designed based on the initial understanding:

- Gold mineralization was mainly controlled by and hosted in E-W to WNW structures, i.e. those with strike (sub)parallel to stratigraphy.  It also tried to recognize strata hosting gold mineralization.  This understanding took reference to the Boka situation (gold mineralization controlled collectively by stratigraphy and stratigraphic-parallel structures).

- Even though recognized gold-bearing structures and veins are narrow and thin (< 1m and mostly < 0.5m in width), it was hoped that the individual veins exposed in tunnels or road-cuts may guide us to closely spaced veins and wider mineralized structures at depth.

In general, a series of North-South and East–West fault zones and shear zones traverse the Dingjiaping area.  Sites where these two sets of mineralized structural zones intersect or are met by other mapped faults and shears are considered especially favorable for large gold deposit systems, and were tested in the drilling program.

Results

The initial drill program has intersected:

-      zones of strong alteration, bleaching and quartz-carbonate veining
-      zones of well developed sulphides mineralisation – mainly pyrite but with some chalcopyrite and arsenopyrite
-      thin gold-mineralized structures

The results of the current program include:

Hole                                      Intersection                  Interval            Gold
Number                       From (m)         To(m)              (meter)             (g/t)

DJP-1-06                      79.36                80.2                  0.84               2.36
DJP-2-06                      51.62                53.55                1.93               0.63
DJP-3-06                      183.75              184.95              1.2                 1.03
DJP-6-06                      100.3                107.7                7.4                 0.45
including                        100.3                104.4                 4.1                0.60

Figure 4 of the full report shows completed drill holes, road access, soil gold geochemistry, and artisan tunnel locations at Dingjiaping.

The initial drilling at Dingjiaping was planned and targets selected based on both secondary (soil geochemical) and primary (outcrops, road-cut and artisinal mining tunnels) gold anomalies. Most of the anomalies are located at elevations between 2300m and 2700m.

The first seven holes at Dingjiaping were planned based on primary gold anomalies exposed either on surface or tunnels, as well as taking into consideration secondary gold anomalies in soil, and it was hoped that these (near) surface gold anomalies would serve as a guide for larger and wider gold mineralization at depth.  Drilling, however, did not verify this, though in two holes (DJP-1-06 and DJP-3-06) a thin (< 1m) mineralized (2-3g/t) vein (structures) were intersected.

Several thin NWW to NW striking veins and structures with gold values ranging from 1 to 19g/t, defining a >20m wide mineralized zone, were identified from road-cuts, but were not intercepted in the drilling of DJP-4-06.

Most sites of known mineralization so far identified at Dingjiaping are located in carbonaceous phyllite. In DJP-6-06, quartz-carbonate veins spatially associated with mafic dyke are slightly mineralized (up to 1g/t). It is not yet clear what role mafic intrusion has played in gold mineralization at Huidong.  Mafic intrusions may have acted as a heat engine for the hydrothermal system, or these intrusions may have little to do with the mineralization.

The Dingjiaping drilling results are currently being reviewed in the context of the other exploration results from this surface gold anomalous area.

Huidong East

A 4500 in-fill soil sampling program was commenced across all three Huidong target zones in late 2005 (guided by results from the high and low density surveys conducted earlier in 2005), and analysis from 1227 soils taken from the eastern portion of the concession over an area referred to as Huidong East were received at the end of the year.  A strong gold-in soil anomaly was defined that confirms the previous anomaly feature observed in pulverized soils, and sharpened it significantly due to the higher density 80m x 40m sample spacing employed in the infill soil sampling program.   Soil Au analysis results over the Huidong East anomaly include strong Au in soil concentrations up to 438 ppb Au in a well-constrained area of approximately 1.6 km², which compare extremely well with the 20 ppb Au soil concentration levels used to define significant Au mineralization at the Boka deposit.

Drilling at the Huidong East Target commenced in late June and was completed by two Chinese built XY-2 drill rigs. These drill rigs proved to be slow in their progress during the program. A total of 5 holes for 847.08 meters were drilled in Huidong East.

Hole targeting is based on integrated geophysical and structural (from surface mapping) targets within a coherent and significant soil geochemical anomaly. Holes completed are shown relative to this anomaly in Figure 5.

The aims of the initial drill program were to:

-      understand the structural and stratigraphic controls to the mineralisation
-      test structures in anomalous soil geochemical zones

The initial drill program has intersected zones of alteration, bleaching and quartz-carbonate veining and silicification and zones of sulphide mineralisation – mainly pyrite. However, no zones of significant gold mineralization were intersected to depth extent that was tested.

Figure 5 of the full report shows Huidong East drill hole collars LSJ-1-06, LSJ-6-06, LSJ-7-06 and LSJ-8-06 with surface soil gold geochemistry.

Huidong South (including Laowangshan and Ganhai)

1612 infill soil sample results were received from the 2005 infill sampling program for the Huidong South area of the Huidong Concession.  These soil analysis results provided the highest concentrations of gold and copper in soils observed to date on the Huidong Concession, with one single sample containing 3014 ppb Au (over 3 g/tonne Au) and over 1% copper.  This very high concentration of gold in soil occurred in a cluster of other very high Au-in-soil concentrations. Of the 1612 samples analyzed from Huidong South, 577 contained greater than or equal to 20 ppb Au, 160 contained greater than or equal to 50 ppb Au, and 45 contained greater than or equal to 100 ppb Au.

At the Laowangshan area within the Huidong South target, reconnaissance geophysics has identified targets which coincide spatially with previously known zones of elevated gold and copper concentrations in soil.   Drill testing of geophysical anomaly features is planned to test depth extent of the surface mineralization.  Geophysical characteristics of each target to be tested are shown in figures 6 and 7 of the full report, and each target resides within a well-expressed surface feature of anomalous gold in soils.

The Huidong South geochemical anomaly represents the largest geochemical anomaly in the Huidong Project area. Large multi-element anomalies cover an area of some 5 to 6 km2, as shown on Figure 6 of the full report.

Detailed targeting has commenced in the Laowangshan area. To date this has involved mapping and rock chip sampling in the areas denoted as anomalies 4 and 6 in Figure 6 of the full report.

The results of road cut sampling as well as the more recent channel sampling are shown on Figure 7 of the full report. Significant results can be seen in two locations labeled Anomaly 4 and Anomaly 6 on Figure 7. Comments on these follow:

Anomaly 4 – Located of the North of the figure. Sampling was aimed at following up of interesting mineralized structures in road cut samples with assays of 1.08 and 1.37 g/t gold.

Results of this follow-up to date have identified several broad zones (10 to 30m wide) of deformed and sericite altered phyllite with quartz veining. Sample results to date include assays of 2.18, 3.89 and 2.61g/t Au over sample lengths of 1.0, 1.4 and 1.1m respectively.  More assay results are awaited.

Anomaly 6 – located to the south and aimed at following up on the Copper-Gold mineralisation located at an old mine. Samples collected from the old copper-gold workings include 29.4 and 40.1 g/t gold (along with greater than 2% Copper). Follow-up of the copper-gold mineralisation on the eastern side of the river has led to the discovery of new copper-gold mineralisation, which includes gold assays of 1.4, 1.02 and 1.43 g/t gold (no copper assays have been returned yet).

Further results are awaited. We are encouraged by these initial results in what represents a small portion of the Huidong South geochemical anomaly.

In Figure 8 of the full report, gold geochemical anomalies in the Huidong South area are shown comprising of Laowangshan and Ganhai. Gold is associated with multi-element anomalies including Cu, As, Ni, Co, Sb, Mn, Bi.

Figure 9 of the full report, the road cut and channel sample results form the Laowangshan Prospect Area are shown.

Quality Control

The drill core (HQ and NQ size) has split by diamond saw, with half sent to SGS Laboratory in Tianjin, China for analyses. All samples were analyzed using the 50 gram fire assay method with atomic absorption spectrometry finish. All samples were also analyzed for 32-element multi-element geochemistry by ICP. The Company maintains an archive of half core samples and a photographic record of all core for future reference.

The Quality Control program (QAQC) includes:

-      the submission of blanks and standards with all sample dispatches
-      the submission of check samples to a second laboratory (1 in 20 samples) – in this case Intertek Laboratories in Beijing

To date the results of the QAQC program have been satisfactory with no problems having been detected.

Rock chip samples are collected as continuous samples over intervals ranging up to 2.5 meters. All samples were analyzed using the 50 gram fire assay method with atomic absorption spectrometry finish. All samples were also analyzed for 32-element multi-element geochemistry by ICP.

The program is being carried under the technical supervision of Dr. Kai Yang as Chief Geologist and Genesio Circosta as the Vice President of Exploration, China.

Huidong Summary

As of December 2006, Magnus has completed just under 3,800 meters of drilling in 12 holes, spanning only a small portion of the target zones at Huidong containing known gold anomalies.  With the results from these drill holes, combined with further information derived from ongoing geological and geophysical survey interpretations and mapping, Magnus is in the process of designing the next phase of the Huidong exploration program. The new drilling results are being interpreted and used to guide the modeling of the potential gold mineralization in the three major Huidong target zones as the Company advances from early stage exploration towards potential discovery.

For further information please refer to the Company's filings with the SEC on EDGAR or refer to Magnus' website at www.magnusresources.com.

If you would like to receive regular updates on Magnus please send your email request to info@magnusresources.com.

FOR FURTHER INFORMATION PLEASE CONTACT:

Magnus International Resources Inc.
Investor Relations
1-888-888-1494
info@magnusresources.com
www.magnusresources.com

Forward Looking Statements This news release may include "forward-looking statements" regarding Magnus International Resources, Inc., and its subsidiaries, business and project plans. Such forward looking statements are within the meaning of section 27a of the Securities Act of 1933, as amended, and section 21e of the United States Securities and Exchange Act of 1934, as amended, and are intended to be covered by the safe harbor created by such sections. Where Magnus expresses or implies an expectation or belief as to future events or results, such expectation or belief is believed to have a reasonable basis. However, forward-looking statements are subject to risks, uncertainties and other factors, which could cause actual results to differ materially from future results expressed, projected or implied by such forward-looking statements. Such risks include, but are not limited to price volatility of gold and other metals; currency fluctuations; political, operational, and governmental approval and regulation risks in China and certain African countries. For a more detailed discussion of such risks and other factors, please see "risk factors" in our Form 10-k for our most recently completed fiscal year, on file with the SEC at www.sec.gov. This document also contains information about adjacent properties on which Magnus has no rights to explore or mine. Investors are cautioned that mineral deposits on adjacent properties are not necessarily indicative of mineral deposits on Magnus' properties.